Exhibit 99.1

FOR IMMEDIATE RELEASE

Polar Molecular Corporation Announces Exclusive Distribution Agreement for Its

Products in China, Hong Kong and Macao

October 8, 2003 Denver, Colorado Polar Molecular Corporation, a wholly owned subsidiary of Polar Molecular Holding Corporation (POMH, Nasdaq Electronic Bulletin Board), announced today that it has concluded an Exclusive Distribution Agreement with PowerRight Holdings Limited, a Hong Kong based firm, granting PowerRight the exclusive right to market Polar Molecular’s fuel additive products in the secondary markets in China, Hong Kong and Macau. The secondary market includes light and heavy equipment operations, including industrial marine, truck, bus and locomotive fleets, and electric utility plants, as well as retail consumer packages and internet marketing within the territory. In order for PowerRight to maintain its exclusivity under the Agreement, PowerRight must purchase 55,000 gallons of Polar Molecular’s product, DurAlt CFC, within the first 18 months of the 5-year renewable agreement, and another 100,000 gallons of DurAlt CFC in the following 12-month period. Thereafter, PowerRight must increase its purchases by 50% each year for the remaining term of the Agreement.

PowerRight has paid Polar Molecular a $100,000 performance deposit, which will be credited back to PowerRight against future product purchases, in quarterly installments of $25,000 beginning at the end of the first 18 months of the term of the Agreement. The $100,000 performance deposit would be forfeited by PowerRight and retained by Polar Molecular, however, if PowerRight fails to purchase 55,000 gallons of DurAlt CFC during the first 18 months of the Agreement.

The grant of rights to market Polar Molecular’s products in the secondary markets under the Agreement with PowerRight is an authorized exception to the worldwide Master Distribution Agreement concluded with Lockhart Chemical Company on August 21, 2003, which agreement grants Lockhart rights to market Polar Molecular’s products in the secondary market worldwide. The Master Distribution Agreement with Lockhart and the Agreement with PowerRight are both complementary to the Worldwide Joint Marketing Agreement previously announced between Polar Molecular and TotalFinaElf Additives, a division of TotalFinaElf, the largest oil company in Europe, fourth largest in the world.

Polar Molecular President and Chief Executive Officer Mark Nelson stated, “We are very excited about our entry into the Chinese market and look forward to a long and prosperous relationship with PowerRight.”

Polar Molecular develops and markets its proprietary additive technologies that improve fuel economy, reduce greenhouse gas emissions, and provide alternatives to leaded gasoline for the global automotive fuel market.

Exhibit 99.1

Forward-Looking Statements

This news release contains forward looking statements that are not historical in nature and are based on current expectations and subject to risks and uncertainties. Although the management of Polar Molecular Holding Corporation believes that the forward-looking statements are reasonable, Polar Molecular Holding Corporation cannot assure you that such forward-looking statements will prove to have been correct. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Actual financial condition, operating results, and business performance may differ materially from that projected. The differences may be caused by a variety of factors, including but not limited to failure to receive product orders, changes in general economic conditions, competition, equipment failures and business interruptions, government regulatory changes, changes in key personnel, lack of sources of additional financing, and other factors.